Exhibit 10.1

EIGHTH AMENDMENT TO LEASE

THIS EIGHTH AMENDMENT TO LEASE (this “Eighth Amendment”) is made as of August 2, 2017, by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and FLUIDIGM CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.       Landlord and Tenant are now parties to that certain Lease Agreement dated as of September 14, 2010, as amended by that certain First Amendment to Lease dated as of September 22, 2010, as further amended by that certain letter agreement dated August 2, 2012, as further amended by that certain Second Amendment to Lease dated as of April 9, 2013 (the “Second Amendment”), as further amended by that certain Third Amendment to Lease dated as of June 25, 2013 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Lease dated as of June 4, 2014, as further amended by that certain Fifth Amendment to Lease dated as of September 15, 2014, as further amended by that certain Sixth Amendment to Lease dated as of December 8, 2015 (the “Sixth Amendment”), and as further amended by that certain Seventh Amendment to Lease dated as of March 23, 2017 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 94,735 rentable square feet (“Premises”) in a building located at 7000 Shoreline Court, South San Francisco, California. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.       Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, reflect the surrender of a portion of the Premises consisting of approximately 13,258 rentable square feet, as shown on Exhibit A attached hereto (the “Surrender Premises”) as of August 14, 2017 (the “Surrender Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Surrender of Surrender Premises. The Lease with respect to the Surrender Premises shall terminate as provided for in the Lease on the Surrender Date. Tenant shall voluntarily surrender the Surrender Premises on such date in accordance with all surrender requirements contained in the Lease and in the condition in which Tenant is required to surrender the Premises as of the expiration of the Lease; provided, however, that notwithstanding anything to the contrary contained in the Lease, (a) Tenant may remove the existing carpet and will not be required to replace such carpet with other carpet or flooring, (b) Tenant may remove the free standing storage cabinetry located in the break room area of the Surrender Premises, and may remove the 6’ sink cabinet and the 34” upper cabinet located in that portion of the Surrender Premises commonly known as the Jamison Conference Room prior to the Surrender Date, and (c) Tenant shall not be required to restore any alterations existing in the Surrender Premises as of the date of this Eighth Amendment or surrender the Surrender Premises in a better condition than exists as of the date of this Eighth Amendment. From and after the Surrender Date, Tenant shall have no further rights of any kind with respect to the Surrender Premises. Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Surrender Premises and termination of the Lease with respect to the Surrender Premises as provided for herein. Nothing herein shall excuse Landlord or Tenant from its obligations under the Lease with respect to the Surrender Premises prior to the Surrender Date.

2.	Definition of Premises. Commencing on August 15, 2017, the defined terms “Premises” and “Rentable Area of Premises” on Page 1 and Page 2 of the Lease, respectively, are deleted in their entirety and replaced with the following:

“Premises: That portion of the Project, containing approximately 81,477 rentable square feet (“RSF”), consisting of (i) approximately 29,228 rentable square feet (the “Original Premises”), (ii) approximately 19,177 rentable square feet (“Expansion Premises”), (iii) approximately 13,388 rentable square feet (“Second Expansion Premises”), (iv) approximately 8,903 rentable square feet (“Third Expansion Premises”), and (v) approximately 10,781 rentable square feet (“Fourth Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises: 81,477 RSF”

Commencing on August 15, 2017, Exhibit A of the Lease shall be amended to delete the Surrender Premises.

3.	Lease Modification Payment. Commencing on January 1, 2018, and continuing thereafter on the first day of each month during the Base Term, Tenant shall pay the amount necessary to fully amortize the amount of $203,829.31, in equal monthly payments as consideration for Landlord’s agreement to enter into this Eighth Amendment and to accept the surrender of the Surrender Premises on the Surrender Date.

4.	Base Rent. Tenant shall continue to pay Base Rent for the entire Premises (including the Surrender Premises) as provided under the Lease through the Surrender Date. Commencing on August 15, 2017, Tenant shall no longer be required to pay Base Rent with respect to the Surrender Premises.

5.	Tenant’s Share of Operating Expenses. Commencing on August 15, 2017, Tenant’s Share of Operating Expenses payable by Tenant under the Lease shall be decreased by an amount equal to 9.72% and Tenant no longer be required to pay Operating Expenses with respect to the Surrender Premises, and commencing on August 15, 2017, the total Tenant’s Share of Operating Expenses which shall be payable by Tenant under the Lease shall be equal to 59.74%.

6.	Intentionally Omitted.

7.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”), other than Savills Studley, in connection with the transaction reflected in this Eighth Amendment. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than Savills Studley, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Tenant shall be responsible for all commissions due to Savills Studley arising out of the execution of this Eighth Amendment pursuant to a separate agreement between Tenant and Savills Studley.

8.	OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

9.	California Accessibility Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.

10.	Extension Right. For the avoidance of doubt, the parties confirm that the Tenant’s Extension Right pursuant to Section 39 of the Lease (as amended by the Second Amendment) shall remain in effect with respect to the remaining Premises (as defined in Section 2 above).

11.	Right of First Refusal. For the avoidance of doubt, Tenant’s Right of First Refusal (as defined in the Third Amendment) shall continue to remain in effect through the ROFR Expiration Date (as extended pursuant to the Sixth Amendment).

12.	Miscellaneous.

a.        This Eighth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Eighth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.       This Eighth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

c.       This Eighth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Eighth Amendment attached thereto.

d.       Except as amended and/or modified by this Eighth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Eighth Amendment. In the event of any conflict between the provisions of this Eighth Amendment and the provisions of the Lease, the provisions of this Eighth Amendment shall prevail. Whether or not specifically amended by this Eighth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Eighth Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amendment as of the day and year first above written.

LANDLORD:	ARE-SAN FRANCISCO NO. 17, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

		By:	ARE-QRS CORP., a Maryland corporation,
general partner

			By:	/s/ Gary Dean
			Its:	SVP Legal Affairs

TENANT:	FLUIDIGM CORPORATION,
a Delaware corporation

	By:	/s/ Vikram Jog
	Its:	CFO

EXHIBIT A

Surrender Premises